Exhibit 99.1

 FOR IMMEDIATE RELEASE

Career Education Corporation Announces Appointment of Thomas G. Budlong as SVP Organization Effectiveness & Administration

HOFFMAN ESTATES, Ill.—(August 17, 2007)—Career Education Corporation (NASDAQ:CECO) today announced that Thomas G. Budlong will fill the newly created position of Senior Vice President Organization Effectiveness & Administration.  Budlong, who will start with the company on August 31, brings to CEC more than two decades of domestic and international human resources experience.

A 23-year veteran of the Wm. Wrigley Jr. Co., and senior member of the organization’s Human Resources Leadership Team, Budlong partnered with leaders throughout the world in creating and refining business plans and translating those aspirations into actionable HR strategies and operational focus areas.  As Senior Director, Human Resources, Budlong was a key advisor to Wrigley’s executive leadership team on strategic, organizational and people-related matters impacting global commercial operations and corporate groups.  He successfully built and maintained culture and values awareness among the global commercial business and corporate groups, provided counsel, coaching and guidance to business leaders throughout the world, led organizational analysis, design and enhancement efforts, streamlined talent management and acquisition processes, and initiated better workforce planning to anticipate people needs and fill the talent pipeline.

“We are extremely pleased to have Tom Budlong join our team at CEC, and I am personally pleased to be working with him again,” said Gary McCullough, president and chief executive officer of Career Education Corporation.  “Having worked with Tom in the past, I know that his depth of experience and skill set will be a tremendous asset to the company going forward.”

At CEC, Budlong will be responsible for human resources and talent management, procurement, office services and a variety of other significant organization initiatives.

“This is an exciting time to join Career Education,” said Budlong.  “I am proud to be associated with an organization committed to quality, career-focused education and in helping individuals turn dreams into futures.  I am also looking forward to rejoining Gary McCullough and becoming part of his leadership team and contributing to the continued enhancement of the company’s processes, infrastructure and success.”

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About Career Education Corporation

The colleges, schools, and universities that are part of the Career Education Corporation (CEC) family offer high quality education to approximately 90,000 students across the world in a variety of career-oriented disciplines. The more than 75 campuses that serve these students are located throughout the U.S. and in Canada, France, Italy, and the United Kingdom, and offer doctoral, master’s, bachelor’s, and associate degrees and diploma and certificate programs. Approximately half of our students attend the web-based virtual campuses of American InterContinental University Online and Colorado Technical University Online.

CEC is an industry leader whose gold-standard brands are recognized globally. Those brands include, among others, the Le Cordon Bleu Schools North America; the Harrington College of Design; the Brooks Institute of Photography; the Katharine Gibbs Schools; American InterContinental University; Colorado Technical University and Sanford-Brown Institutes and Colleges. Through its schools, its educators, and its employees, CEC strives to provide quality education that enables students to graduate and pursue rewarding careers.

For more information, see the company’s website at http://www.careered.com. The company’s website includes a detailed listing of individual campus locations and web links to its more than 75 colleges, schools, and universities.

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